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                                                                    Exhibit 99.2



NEWS RELEASE
Release Dates: Immediate
Ed Hansen, MindSpring Enterprises, Inc.


MINDSPRING COMPLETES NETCOM ACQUISITION

ATLANTA, GA (February 17, 1999) MindSpring Enterprises, Inc. today announced it has completed the acquisition of the U.S. subscribers and other assets of Netcom On-Line Communication Services, Inc. from ICG Communications, Inc. The sale price is approximately $245 million, including $215 million in cash and $30 million in MindSpring stock. The sale was first announced on January 5 1999. About MindSpring MindSpring Enterprises, Inc. (Nasdaq:MSPG) is a leading Internet service provider focused on delivering outstanding service and support to its customers. By following its Core Values And Beliefs, MindSpring is committed to doing an exceptional job of serving its customers, its employees, its owners and its community. MindSpring's dial-up subscribers can browse the World Wide Web, send electronic mail, participate in informative online chats and access over 20,000 newsgroups. MindSpring offers local Internet service in 748 locations throughout the United States. MindSpring is also a leading provider of Web Hosting services and domain registrations. MindSpring has received the following Awards & Recommendations:

     - 1998 MVP Award for Best National ISP, "It's a no-brainer for Internet access and small-biz Web hosting." - PC Computing, January 1999.
     - 1998 HOC 100 Editor's Gold Award for Internet Service Provider, "Neither consumer-cute nor no-frills/no-fun, MindSpring is both the easiest and most efficient ISP for home-based workers." - Home Office
          - Computing, December 1998.
     - World Class Award for Best ISP, "It's hard to improve on what readers tell us is the best support in the business," - PC World, July 1998.
     - Best ISP Start Page, "Organized, comprehensive, and friendly - in other words, a great place to start," FamilyPC, July 1998. - Buy It recommendation of MindSpring as the national ISP providing the best value, "...its software selection beats the pants off the competition, and MindSpring's technical support gets our nod as the best overall,"
          - CNET: The Computer Network, November 1997 (Reiterated July 1998).
     - Best Buy, "This company prides itself on being 'patient,'" Smart Money Interactive, June 1998.
     -    "Best Buy" for Web Hosting, Home Office Computing, April 1998.